Exhibit 10.3

SEPARATION, CONSULTING AND RELEASE AGREEMENT

This SEPARATION, CONSULTING AND RELEASE AGREEMENT (together with any Exhibits hereto, this “Agreement”) is entered into by and between 2U, Inc. (the “Company”) and Christopher Paucek (“Executive” and, together with the Company, the “Parties”), dated as of November 16, 2023 (the “Effective Date”).

WHEREAS, Executive, as of the date set forth below, hereby enters into this Agreement with and for the benefit of the Company;

WHEREAS, Executive participates in the 2U, Inc. Severance Pay and Change in Control Plan, effective as of February 14, 2020, and as amended on April 24, 2020 (the “Plan”) as a Tier I Participant;

WHEREAS, as of the Effective Date, Executive shall no longer serve as the Company’s Chief Executive Officer and shall resign as a member of the Company’s Board of Directors (the “Board”) but will continue as an employee of the Company until December 15, 2023 (the “Separation Date”);

WHEREAS, Executive’s employment with the Company will terminate on the Separation Date, and such termination of employment will constitute a Qualifying Termination pursuant to, and in accordance with, the terms of the Plan;

WHEREAS, the effectiveness of this Agreement pursuant to Section 14(a) is a condition precedent to Executive receiving the payments and benefits set forth in this Agreement and the Plan; and

WHEREAS, capitalized terms and phrases used but not defined herein shall have the meanings ascribed to them in the Plan.

NOW, THEREFORE, the Company and Executive, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, hereby agree as follows:

1. Resignation of Employment. The Parties agree that Executive’s employment will terminate effective as of the Separation Date. Effective as of the Effective Date, Executive hereby resigns from all positions Executive holds as an officer, director, employee or otherwise with respect to the Company, its subsidiaries and its affiliates. Upon request of the Company, Executive agrees to execute any additional documents and take any additional actions as may be necessary or desirable to effectuate the foregoing.

2. Consulting Period.

(a) Provided that this Agreement becomes effective pursuant to Section 14(a), for the period of time beginning on the Separation Date through April 3, 2025 (such date, the “Consulting Period End Date”, and the period of time beginning on the Separation Date and ending on the Consulting Period End Date, the “Consulting Period”), Executive shall provide consulting services to the Company as an independent contractor, to provide transition services and work on special projects as requested by the Company (the “Services”). Executive shall be available to provide such

Services as reasonably requested by the Company at mutually agreed upon times; provided, however, that the Parties reasonably expect that the performance of the Services shall not require Executive to provide more than twenty percent (20%) of the average level of services rendered by Executive to the Company, its subsidiaries and its affiliates during the thirty (36) month period immediately preceding the Separation Date and the provision of Services shall not preclude Executive from performing other employment or consulting duties for other entities; subject to any Restrictive Covenants (as defined below). During the Consulting Period, the Company shall pay Executive a monthly consulting fee of $20,000 (prorated for partial months).

(b) During the Consulting Period, the Parties agree that Executive is and shall act as an independent contractor under this Agreement, and not as an employee of the Company. Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which Executive performs the Services shall be solely within Executive’s discretion. Executive acknowledges and agrees that Executive shall be solely responsible for all income, business or other taxes such as social security and unemployment payable as a result of fees paid for the Services under this Section 2.

(c) The Consulting Period may be terminated by the Company for Cause (as defined below). If the Company terminates the Consulting Period for Cause, Executive’s outstanding equity awards shall immediately cease vesting as of the effective date of Executive’s termination of employment.

(d) For purposes of this Agreement, “Cause” means any of the following: (i) Executive’s willful misconduct in performance of Executive’s duties to the Company, where such willful misconduct has resulted in material damage to the Company; (ii) Executive’s willful commission of any act of fraud or embezzlement with respect to the Company; (iii) Executive’s conviction of a felony or plea of guilty or nolo contendere with respect thereto which is reasonably likely to adversely and significantly affect the business of the Company; (iv) Executive’s willful material breach of any material provision of this Agreement or any other written agreement between the Executive and the Company; (v) Executive’s breach of any of the terms of the Restrictive Covenant Agreement (as defined below); or (vi) Executive’s willful failure to comply with lawful directives of the Board, which has caused material damage to the Company. The Company shall not have Cause to terminate the Consulting Period unless (i) the Board reasonably determines in good faith that a “Cause” condition under such clauses has occurred; (ii) the Board notifies Executive in writing of the occurrence of the Cause condition within sixty (60) days of the Board’s first becoming aware of such occurrence; (iii) Executive fails to cure any such Cause condition, to the extent curable, within thirty (30) days of such notice (the “Cause Cure Period”); (iv) notwithstanding such efforts, the Cause condition continues to exist; and (v) the Board terminates the Consulting Period within sixty (60) days after the end of the Cause Cure Period. If Executive cures the Cause condition during the Cause Cure Period, Cause shall be deemed not to have occurred. Moreover, for purposes of this Agreement, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, by Executive based upon express direction from the Board shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Executive shall be provided with a reasonable opportunity to be heard (either live or telephonically) by a quorum of the Board (excluding Executive) concerning the Company’s decision to terminate the Consulting Period for Cause within fifteen (15) days after written notice from the Company, unless delay is caused by the Company (in which case it shall be as promptly as practicable), and Executive shall be permitted to have counsel present during such meeting.

3. Payments and Benefits.

(a) Provided that this Agreement becomes effective in accordance with Section 14(a) of this Agreement and Executive complies with his obligations under this Agreement and the Plan, Executive’s termination of employment hereunder shall constitute a Qualifying Termination effective as of the Separation Date and Executive shall, as a Tier I Participant, be entitled to the severance amounts, payments and benefits provided under Section 2.2 or Section 2.3 (as applicable) of the Plan in accordance with the terms of, and at the time(s) provided in, the Plan; provided, however, if this Agreement does not become effective in accordance with Section 14(a), Executive shall not be entitled to the payments and benefits set forth in this Section 3. Each of Executive’s outstanding equity or equity-based awards issued to him pursuant to the Company’s equity incentive plans and corresponding award agreements shall be treated in accordance with their terms as of the Separation Date.

(b) Provided that this Agreement becomes effective in accordance Section 14(b) of this Agreement, Executive complies with Executive’s obligations under this Agreement and the Consulting Period is not terminated for Cause, the Company agrees to pay Executive $183,333.33, which amount shall be paid to Executive as soon as administratively practicable after this Agreement becomes effective in accordance with Section 14(b) and if the time provided therein spans two calendar years, the payment shall be made in the second calendar year.

(c) Provided that this Agreement becomes effective in accordance with Section 14(a) of this Agreement and Executive complies with his obligations under this Agreement and subject to the terms and conditions of the applicable equity incentive plan and corresponding award agreements, any equity awards held by Executive as of the date hereof shall continue to be eligible to vest during the Consulting Period; provided, that, in the event that the Consulting Period is terminated by the Company for Cause, any such equity awards shall cease to vest as of the date the Consulting Period is terminated.

4. Release.

(a) Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily irrevocably and unconditionally releases the Company, its parent entities, affiliates, subsidiaries, predecessors, successors and assigns, and all of their present and former shareholders, owners, partners, directors, board of managers, officers, employees, agents, attorneys and anyone acting on their behalf (collectively, the “Company Releasees”) of and from any and all actions, causes of action, claims, charges, complaints, compensation, costs, demands, damages, debts, obligations, expenses, injuries, liabilities, and losses of whatsoever nature, known or unknown (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Releasees, arising from the beginning of time through the date upon which Executive signs this Agreement, including, but not limited to, (a) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Company Releasee or the termination of such relationship, whether based on contract, understanding, promise, tort, public policy, common law or any other basis, and (b) any such Claims arising under any federal, local or state statute or regulation, including, but not limited to, the following (all statutory references include any amendments and implementing regulations thereto): the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; 42 U.S.C. § 1981; the Federal Civil Rights Acts of 1866, 1870, 1871, 1964, 1972, 1988, and 1991; Title VII of the Civil Rights Act of 1964; the National Labor Relations Act; the Labor Management Relations Act, 1947; the Equal Pay Act of 1963; the Rehabilitation Act of 1973; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; any applicable Executive Order Programs; and any other applicable federal, state, or local laws; including but limited to Title 20 of the State Government Article of the Maryland Annotated Code, the Maryland Fair Employment Practices Act, the Health Care Worker Whistleblower Protection Act, the Maryland False Claims Act, the Maryland Parental Leave Act, the Maryland Healthy Working Families Act, Title 17 of the Public Local Laws of Prince George’s County. THIS IS A GENERAL RELEASE OF CLAIMS. Nothing in this Agreement shall be deemed to release or impair or any rights that cannot be waived under applicable law, including as to unemployment compensation or workers’ compensation benefits, or Employee’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation. Executive represents and warrants that Executive has no complaints, charges, or lawsuits pending against the Company Releasees. Executive understands and agrees that nothing in this Release is intended to, or shall, interfere with or affect Executive’s right to participate or cooperate in any federal, state, or local administrative or government agency (such as the Equal Employment Opportunity Commission (“EEOC”) or Securities and Exchange Commission (“SEC”)) proceeding or investigation or to file a charge or Claim with such an agency. Executive further covenants and agrees that, except to the extent prohibited by applicable law, neither Executive nor Executive’s heirs, executors, administrators, successors, or assigns will be entitled to any personal recovery or relief in any proceeding of any nature whatsoever against the Company Releasees arising out of any of the matters released in this Agreement.

(b) Notwithstanding the foregoing, this Agreement does not limit Executive’s right to receive an award for information provided to the SEC. In addition, this Agreement does not limit or release Executive’s rights (a) to benefits accrued and vested prior to the Separation Date under any employee benefit plan, policy or arrangement maintained by the Company, (b) to the Accrued Amounts (as defined in the Plan), (c) as a shareholder or in respect of outstanding equity awards pursuant to the applicable equity plan and award agreement, (d) to indemnification under contract, applicable corporate law, the by-laws or certificate of incorporation of the Company, any Company benefit plan, or as an insured under any director’s and officer’s liability insurance policy, or (e) under this Agreement.

(c) Executive acknowledges and agrees that the Company and the Company Releasees have fully satisfied any and all obligations owed to Executive arising out of or relating to Executive’s employment with the Company, and no further sums, payments or benefits are owed to Executive by the Company or any of the Company Releasees arising out of or relating to Executive’s employment with the Company, except as expressly provided in this Agreement.

5. Continuing Obligations. Executive represents and warrants that he has fully complied with the Employee Intellectual Property, Non-Competition, and Non-Solicitation Agreement, dated as of March 31, 2022, which is attached as Exhibit A (the “Restrictive Covenant Agreement”) and Executive agrees that he will continue to comply with the Restrictive Covenant Agreement, as modified below, during and after the Consulting Period. Executive and the Company agree that during the Consulting Period and thereafter the terms of the Restrictive Covenant Agreement are modified as follows: (a) the restrictions set out in Section 7 (“Non-Interference and Non-Solicitation of Employees”) will not extend to former employees of the Company whose employment was terminated without cause or to employees of the Company who did not develop or possess Confidential Information (as defined in the Restrictive Covenant Agreement) during such employee’s employment with the Company; (b) the restrictions set out in Section 5(a) (“Non-Competition During and After Employment”) will not apply with respect to any action previously consented to in writing by the Board (such consent not to be unreasonably withheld); provided, that “Competitor,” for purposes of Section 5(a) of the Restrictive Covenant Agreement, will include, as of the date hereof, a list of companies set forth separately in writing; and (c) the restrictions set out in Section 5(a) (“Non-Competition During and After Employment”) will terminate on April 3, 2025.

6. Permitted Disclosures.

(a) Pursuant to 18 U.S.C. § 1833(b), Executive understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or Executive’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if he (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(b) Further, nothing in this Agreement or any other agreement that Executive has with the Company shall: (i) prohibit Executive from disclosing information about unlawful acts in the workplace (including sexual harassment); (ii) prohibit Executive from voluntarily communicating with an attorney retained by Executive; (iii) prohibit Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with, a law enforcement agency, governmental agency or legislative body, or any self-regulatory organization, including the EEOC, the Maryland Civil Rights Commission, the Prince George’s County Office of Human Rights or any state or local commission on human rights or similar entity, the Department of Justice, the SEC, the Congress, or any agency inspector general; (iv) prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to a law enforcement agency, governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; (v) prohibit Executive from exercising any rights as set forth in Section 4 hereof (including the right to recover a SEC whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934) or (vi) limit Executive from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled.

7. Non-Disparagement by the Executive. As a material inducement to the Company to enter into this Agreement, Executive agrees not to make or publish, or cause to be made or published in any manner or form (including through print or electronic media or through a third party) any statements or comments that disparage, injure or diminish (or that a reasonable person would expect would have the effect of disparaging, injuring or diminishing, he reputation or goodwill of the Company, its employees, agents, directors, officers, subsidiaries, affiliates or University partners including, without limitation, the making of any disparaging or derogatory statements to any current or former employee of the Company, to any contractor or vendor of the Company, to any current or prospective university partner(s) of the Company, to any applicant for employment with the Company, and to any member of the print or broadcast media (“print” and “broadcast” to be interpreted with the broadest possible definitions, including online), and/or to otherwise attempt to injure or interfere with the Company’s business. The Company agrees to instruct its executive officers to refrain from making or publishing, or cause to be made or published, any public statements that are disparaging of Executive; provided, that the Company and its executive officers shall not be prohibited from responding fully and accurately to any request, question or inquiry in connection with legal process. Nothing in this paragraph (or otherwise in this Agreement) is intended or shall be construed to limit Section 6 hereof, suggest or imply that Executive or the Company cannot provide truthful information in response to a government investigation, a court and/or administrative agency-issued subpoena, or other valid legal process, or otherwise limit Executive in the exercise any protected rights that cannot be waived by agreement.

8. Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or any of its affiliates, that relates to events occurring during the Executive’s employment with the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that the Company agrees to reimburse Executive for documented out-of-pocket expenses reasonably incurred in connection with any such cooperation, and provided that any such cooperation shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

9. Return of Property. Executive represents that he has returned or has agreed with the Company to a plan to return, as of the expiration or earlier termination of the Consulting Period, to the Company all Company property which was in Executive’s possession, custody or control, including, but not limited to, documents, files, forms, customer information and lists, confidential business information, keys, and Company-issued credit cards. The provisions of this Section 9 are in addition to, and not in derogation of, Executive’s obligations pursuant to Section 9 of the Restrictive Covenants Agreement (“Returning Company Documents”). Notwithstanding the foregoing, Executive shall be permitted to retain any computer equipment such as laptop computers and printers, cell phones, and similar handheld devices; provided that the Company is given full access to such devices to ensure that all Confidential Information has been removed.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The Parties irrevocably agree that the competent courts of the State of Delaware are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

11. Legally Authorized. Each Party represents that it is competent to enter into this Agreement and has the requisite authority to enter into this Agreement. No Party has agreed or promised to do or omit to do any act or thing not herein set forth, and the Parties further understand that a purpose of this Agreement is to compromise and terminate all Claims of whatever nature, known or unknown, held by Executive.

12. Joint Preparation. This Agreement shall be deemed to have been prepared jointly by the Parties. Any uncertainty or ambiguity existing herein shall not be interpreted against any Party.

13. No Admission. Executive understands that this Agreement shall not in any way be construed as an admission by the Company or any other Company Releasee of any wrongdoing whatsoever against Executive. The Company specifically disclaims any liability for any wrongdoing against Executive and denies any such wrongdoing, on the part of itself, or its employees, its agents, or any of the other Company Releasees.

14. Knowing and Voluntary Agreement/Advice of Counsel/Revocation Period.

(a) Executive acknowledges and agrees that Executive is signing this Agreement, including the release set forth in Section 4 hereof, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled. Executive hereby acknowledges that he has been advised by the Company in writing to seek the advice of independent counsel of Executive’s choosing in connection with this Agreement.

Executive has had the opportunity to consult with counsel of his own choosing prior to executing this Agreement. Executive understands and agrees that by executing this Release, Executive does not waive rights or claims that may arise after the date this Release is executed. Executive acknowledges that Executive is acting of his own free will, that Executive has been afforded a reasonable time to read and review the terms of the Agreement, especially the release set forth in Section 4 herein, and that Executive is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Executive intends that this Agreement shall not be subject to any claim for duress. Executive may not execute this Agreement prior to the Separation Date. Executive further acknowledges that Executive has twenty-one (21) days from the date on which Executive is presented with this Agreement within which to consider this Agreement, and that if Executive decides to execute this Agreement before the twenty-one (21) day period has expired, Executive does so voluntarily and waives the opportunity to use the full review period. Executive also acknowledges that Executive has seven (7) days following his execution of this Agreement to revoke acceptance of the Agreement. This Agreement will not become effective until the eighth (8th) calendar day after the date it is executed. If Executive does not execute this Agreement, or if Executive revokes Executive’s consent within such seven (7) calendar day period, the Company’s offer of the payments and benefits set forth in Section 3(a) above shall be null and void, and Section 4 above shall be of no force or effect. Executive acknowledges that, absent the execution of this Agreement, Executive would not be entitled to the payments and benefits set forth in Section 3(a).

(b) Notwithstanding anything in this Agreement to the contrary, Executive must again re-execute this Agreement following the Consulting Period End Date in order to be entitled to the payments and benefits set forth in Section 3(b). Executive acknowledges that Executive has been given at least twenty-one (21) days following the Consulting Period End Date within which to consider this Agreement, and that if Executive decides to execute this Agreement before the twenty-one (21) day period has expired, Executive does so voluntarily and waives the opportunity to use the full review period; provided, however, that Executive may not re-execute this Agreement prior to the Consulting Period End Date. Executive also acknowledges that Executive has seven (7) days following his re-execution of this Agreement to revoke his re-execution of this Agreement. This Agreement will not become effective until the eight (8th) calendar day after the date it is re-executed. If Executive does not re-execute this Agreement, or if Executive revokes Executive’s re-execution within such seven (7) calendar day period, the Company’s offer of the payments and benefits set forth in Section 3(b) above shall be null and void. Executive’s failure to re-execute this Agreement under this Section 14(b) on or within the twenty-one (21) days following the Consulting Period End Date in no way affects Executive’s prior release of claims under this Agreement. By Executive’s re-execution of this Agreement, the release set forth in Section 4 above shall be deemed to cover any Claims which Executive has, may have had, or thereafter may have against the Company or any other Releasee by reason of any matter, cause or thing whatsoever arising from the beginning of time until the date on which Executive re-executes this Agreement.

15. Acknowledgement. Executive acknowledges and agrees that he remains subject to the restrictive covenants contained in (a) this Agreement, (b) the Plan, (c) any equity award documents, (d) any employment agreement between Executive and the Company and (e) the Restrictive Covenant Agreement (collectively, the “Restrictive Covenants”) and that Executive has complied with such Restrictive Covenants and will continue to do so following the date hereof, to the extent required by the Restrictive Covenants, as modified by this Agreement.

16. Representations. Executive represents and agrees that: Executive has disclosed to the Company any information Executive has which Executive believes concerns any fraudulent or unlawful conduct involving the Company or any Company Releasee, or any conduct that violates the Company’s policies; Executive has not formally or informally raised or asserted any claims of sexual harassment or sexual abuse against the Company or any Company Releasee, and represents and acknowledges that Executive has no such claims; Executive is receiving valuable consideration in exchange for executing this Agreement, and agrees that Executive will not argue that the Agreement, in whole or in part, is not supported by sufficient consideration; and Executive has no known work-related injuries, illnesses, or occupational diseases arising out of or related to Executive’s employment with the Company.

17. Section 409A. The intent of the Parties is that the payments provided hereunder comply with, or will be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, to the extent subject thereto. Section 7.8 of the Plan is hereby incorporated by reference in its entirety.

18. Miscellaneous.

(a) This Agreement sets forth the entire agreement of the Parties in respect of Executive’s resignation of employment and, except as explicitly stated herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by either Party or any officer, employee or representative of either Party hereto with respect to such subject matter. This Agreement shall not be modified or amended except by written agreement of Executive and the Company.

(b) The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns. Nothing in this Agreement shall be construed to give any rights to any third parties to enforce or benefit under the terms of this Agreement; provided, that nothing in this Section 18(b) shall limit or impair the rights that the Company Releasees have to benefit from and enforce the terms of this Agreement (including the release in Section 4).

(c) No waiver of any one or more of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any succeeding breach of any of such terms, conditions or obligations or of any of the other terms, conditions or obligations of this Agreement. No failure or delay by either Party at any time to enforce one or more of the terms, conditions or obligations of this Agreement shall constitute a waiver of such terms, conditions or obligations or shall preclude such Party from requiring performance by the other Party at any time.

(d) The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(e) This Agreement may be executed in one or more counterparts, including emailed, .pdf-ed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) Executive agrees that the Company would suffer irreparable harm if he were to breach, or threaten to breach, any material provision of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to seek injunctive relief in a court of appropriate jurisdiction, without the need to post any bond. This section shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

(g) In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

(h) Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company under applicable law then in effect.

(i) The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(j) Subject to Section 5 hereof, Executive shall be permitted to, but under no obligation to, seek other employment during the Consulting Period. There shall be no offset against amounts due to Executive under this Agreement on account of any remuneration or other benefit earned or received by Executive after the Separation Date or otherwise.

[signature page to follow]

IN WITNESS WHEREOF, the Parties, acknowledging that they are acting of their own free will, have caused the execution of this Agreement as of this day and year written below. The Parties also acknowledge that they have had a sufficient opportunity to read and review the terms of this Agreement and that they have each received the advice of their respective counsel with respect hereto.

Execution pursuant to Section 14(a)

Christopher Paucek	2U, Inc.

/s/ Christopher Paucek	By:	/s/ Paul S. Lalljie
	Name:	Paul S. Lalljie
	Title:	Chief Financial Officer

Dated: November 16, 2023	Dated: November 16, 2023

Re-execution pursuant to Section 14(b)

Christopher Paucek

Dated:

Exhibit A

Employee Intellectual Property, Non-Competition, and Non-Solicitation Agreement